Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BROOKTROUT, INC.,

CANAL ACQUISITION CORP.

and

SNOWSHORE NETWORKS, INC.

Dated as of March 25, 2004

TABLE OF CONTENTS

ARTICLE I. THE MERGER

1.1.	The Merger
1.2.	The Closing
1.3.	Actions at the Closing
1.4.	Additional Action
1.5.	Merger Consideration
1.6.	Conversion of Shares
1.7.	Dissenting Shares
1.8.	Options
1.9.	Warrants
1.10.	Escrow
1.11.	Certificate of Incorporation and By-laws
1.12.	No Further Rights
1.13.	Closing of Transfer Books
1.14.	Representative

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SNOWSHORE

2.1.	Organization, Qualification and Corporate Power
2.2.	Capitalization
2.3.	Authorization of Transaction
2.4.	Noncontravention
2.5.	Subsidiaries
2.6.	Financial Statements
2.7.	Absence of Certain Changes
2.8.	Undisclosed Liabilities
2.9.	Tax Matters
2.10.	Assets
2.11.	Owned Real Property
2.12.	Real Property Leases
2.13.	Intellectual Property
2.14.	Contracts
2.15.	Accounts Receivable
2.16.	Powers of Attorney
2.17.	Insurance
2.18.	Litigation
2.19.	Warranties
2.20.	Employees
2.21.	Employee Benefits
2.22.	Environmental Matters
2.23.	Legal Compliance
2.24.	Customers and Suppliers
2.25.	Permits
2.26.	Certain Business Relationships With Affiliates
2.27.	Brokers’ Fees
2.28.	Books and Records
2.29.	Forward-Looking Information

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ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BROOKTROUT AND CANAL

3.1.	Organization and Corporate Power
3.2.	Authorization of Transaction
3.3.	Noncontravention

ARTICLE IV. COVENANTS

4.1.	Closing Efforts
4.2.	Governmental and Third-Party Notices and Consents
4.3.	Operation of Business
4.4.	Access to Information
4.5.	Exclusivity
4.6.	Expenses
4.7.	Indemnification
4.8.	Release from Personal Guaranty
4.9.	Employee Matters
4.10.	Tax Matters

ARTICLE V. CONDITIONS TO CONSUMMATION OF MERGER

5.1.	Conditions to Obligations of Brooktrout and Canal
5.2.	Conditions to Obligations of SnowShore

ARTICLE VI. INDEMNIFICATION

6.1.	Indemnification by the Preferred Stockholders
6.2.	Indemnification Claims
6.3.	Survival of Representations and Warranties
6.4.	Limitations

ARTICLE VII. TERMINATION

7.1.	Termination of Agreement
7.2.	Effect of Termination

ARTICLE VIII. DEFINITIONS

8.1.	Definitions

ARTICLE IX. MISCELLANEOUS

9.1.	Press Releases and Announcements
9.2.	No Third Party Beneficiaries
9.3.	Entire Agreement
9.4.	Succession and Assignment
9.5.	Counterparts and Facsimile Signature
9.6.	Headings
9.7.	Notices
9.8.	Governing Law
9.9.	Amendments and Waivers
9.10.	Severability
9.11.	Construction

Schedule I	Allocation of Consideration to Preferred Stockholders
Schedule II.	List of Employees to Enter into Employment Offer Letters
Exhibit A.	Form of Opinion of Counsel to SnowShore
Exhibit B.	Form of Opinion of Counsel to Brooktrout and Canal
Exhibit C.	Form of Escrow Agreement

ii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 25, 2004 among Brooktrout, Inc., a Massachusetts corporation (“Brooktrout”), Canal Acquisition Corp., a Delaware corporation and indirect wholly owned subsidiary of Brooktrout (“Canal”), and SnowShore Networks, Inc., a Delaware corporation (“SnowShore”).

This Agreement contemplates a merger of Canal into SnowShore.  In such merger, stockholders of SnowShore will receive cash in exchange for their shares of certain classes of capital stock of SnowShore.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I.  THE MERGER

1.1.          The Merger.  Upon and subject to the terms and conditions of this Agreement, Canal shall merge with and into SnowShore at the Effective Time.  From and after the Effective Time, the separate corporate existence of Canal shall cease and SnowShore shall continue as the Surviving Corporation.  The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2.          The Closing.  The Closing shall take place at the offices of Hale and Dorr LLP at 60 State Street, Boston, Massachusetts, commencing at 9 A.M. (or as soon as reasonably practicable thereafter as contemplated by Section 1.5(b)(iv)), Eastern standard time, on the Closing Date.

1.3.          Actions at the Closing.  At the Closing:

(a)           SnowShore shall deliver to Brooktrout and Canal the various certificates, instruments and documents referred to in Section 5.1;

(b)           Brooktrout and Canal shall deliver to SnowShore the various certificates, instruments and documents referred to in Section 5.2;

(c)           the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(d)           each Stockholder, other than holders of Dissenting Shares, shall deliver to Brooktrout for cancellation the certificate or certificates representing the SnowShore Shares held by such Stockholder;

(e)           Brooktrout or the Surviving Corporation shall pay in cash (by check or by wire transfer) to each Stockholder, the portion of the Merger Consideration to which each such Stockholder is entitled pursuant to Section 1.6, except the portion of such Stockholder’s Merger Consideration that is deposited into Escrow pursuant to Section 1.10; and

(f)            Brooktrout, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and Brooktrout or Canal shall deposit the balance of the Merger Consideration not paid pursuant to clause (e) above with the Escrow Agent in accordance with Section 1.10.

1.4.          Additional Action.  The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either SnowShore or Canal, in order to consummate the transactions contemplated by this Agreement.

1.5.          Merger Consideration.

(a)           The “Merger Consideration” to be paid by Brooktrout and the Surviving Corporation in connection with the consummation of the Merger shall be $9,000,000, subject to Section 1.10 and subject to adjustment as follows:

(i)            Such amount shall be decreased, dollar for dollar, by the amount, if any, by which, at the time of the Closing, the Working Capital is less than $1,900,000.

(ii)           Such amount shall be increased, dollar for dollar, by the amount, if any, by which, at the time of the Closing, the Working Capital exceeds $2,200,000.

(b)           For purposes of calculating the amount of the Merger Consideration pursuant to Section 1.5(a), the following procedures shall apply:

(i)            SnowShore shall prepare and deliver to Brooktrout, by 10 a.m. Eastern standard time on the second Business Day preceding the Closing Date, the following (together, the “Initial Closing Drafts”):

(A)          the Preliminary Closing Balance Sheet; and

(B)           a reconciliation schedule showing the preliminary computation of Working Capital based on amounts reflected in the Preliminary Closing Balance Sheet.

(ii)           Brooktrout shall deliver to SnowShore, by no later than 10 a.m. Eastern standard time on the Business Day immediately preceding the Closing Date, either (A) a notice indicating that Brooktrout accepts the Initial Closing Drafts, subject to any adjustments pursuant to paragraphs (iii) through (v) of this Section 1.5(b), or (B) a detailed statement describing Brooktrout’s objections to the Initial Closing Drafts.  If Brooktrout timely objects to the Initial Closing Drafts, SnowShore and Brooktrout shall use their Reasonable Best Efforts to resolve such objections prior to the Closing.

(iii)          By 8:00 a.m. Eastern standard time on the Closing Date, SnowShore shall deliver to Brooktrout the following (collectively, the “Bringdown Closing Drafts”):

(A)          a draft of the Closing Balance Sheet, certified by the chief executive officer and chief financial officer of SnowShore;

(B)           a reconciliation schedule showing the changes from the Preliminary Closing Balance Sheet (as it may have been revised by mutual agreement of the Parties based upon objections timely made by Brooktrout pursuant to Section 1.5(b)(ii)); and

(C)           a reconciliation schedule showing the computation of Working Capital based on amounts reflected in such draft of the Closing Balance Sheet.

(iv)          Brooktrout shall deliver to SnowShore, as soon as reasonably practicable but in any event by no later than noon on the Closing Date, either (y) a notice indicating that Brooktrout accepts the Bringdown Closing Drafts or (z) a statement, with such detail as time reasonably permits, describing Brooktrout’s objections to the Bringdown Closing Drafts (which may include objections that were made by Brooktrout with respect to the Preliminary Closing

Balance Sheet to the extent such objections were not previously resolved by mutual agreement with SnowShore).

(A)          If Brooktrout delivers to SnowShore a notice pursuant to the preceding clause (y) or fails to deliver a written objection to the Bringdown Closing Drafts prior to noon on the Closing Date, then the draft of the Closing Balance Sheet included in the Bringdown Closing Drafts shall be deemed to be the Closing Balance Sheet.

(B)           If Brooktrout delivers a notice pursuant the preceding clause (z) and the Parties agree upon a mutually satisfactory resolution of the objections raised therein, the draft of the Closing Balance Sheet included in the Bringdown Closing Drafts shall be modified accordingly and thereafter shall be deemed to be the Closing Balance Sheet.

(C)           If Brooktrout delivers a notice pursuant the preceding clause (z) and the Parties are unable to agree upon a mutually satisfactory resolution of the objections raised therein, the draft of the Closing Balance Sheet included in the Bringdown Closing Drafts shall be deemed to be the Closing Balance Sheet and Brooktrout shall have the right to elect not to proceed with the Merger.

1.6.          Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)           Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and retired without payment of any consideration therefor.

(b)           Each Series A Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Series A Shares held in SnowShore’s treasury) shall be converted into and represent the right to receive approximately .000002647% of the Merger Consideration per Series A Share, without any interest thereon (subject to the provisions of Section 1.10).  Each Series B Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Series B Shares held in SnowShore’s treasury) shall be converted into and represent the right to receive approximately .000003706% of the Merger Consideration per Series B Share, without any interest thereon (subject to the provisions of Section 1.10).  The aggregate percentage of the Merger Consideration payable to each of the Preferred Stockholders shall be as set forth on Schedule I hereto, and the Representative shall have authority, on behalf of the Preferred Stockholders, to resolve any issues of rounding in computing the Merger Consideration payable to any Preferred Stockholder.

(c)           Each SnowShore Share held in SnowShore’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

(d)           Each share of common stock, $.001 par value per share, of Canal issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.001 par value per share, of the Surviving Corporation.

1.7.          Dissenting Shares.

(a)           Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration unless the Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal.  If such Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then:

(i)       as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such SnowShore Shares pursuant to Section 1.6; and

(ii)      promptly following the occurrence of such event, Brooktrout or the Surviving Corporation shall deliver to such Stockholder a payment representing the portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6 (before deducting any amount that would have been subject to deposit pursuant to Section 1.10 as provided in Section 1.6), except that Brooktrout or the Surviving Corporation shall deliver to the Escrow Agent a portion of such payment equal to (A) $1,000,000 divided by (B) the aggregate amount of Merger Consideration delivered to Stockholders as of the time of the Closing.

(b)           SnowShore shall give Brooktrout (i) prompt notice of any written demands for appraisal of any SnowShore Shares, withdrawals of such demands, and any other instruments that relate to such demands received by SnowShore and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law.  SnowShore shall not, except with the prior written consent of Brooktrout, make any payment with respect to any demands for appraisal of SnowShore Shares or offer to settle or settle any such demands.

1.8.          Options.

(a)           Pursuant to Section 8.4 of the SnowShore Stock Plan, within two Business Days after the date hereof, SnowShore shall provide written notice to each Participant (as defined in the SnowShore Stock Plan) that the vesting of each outstanding Option has been accelerated in full and that each such Option must be exercised prior to the Closing or will terminate as of immediately before the Closing with respect to any portions thereof that are then unexercised.

(b)           SnowShore shall terminate the SnowShore Stock Plan as of no later than the time of the Closing.

1.9.          Warrants.  SnowShore has provided to Brooktrout accurate and complete copies of agreements pursuant to which each of the holders of outstanding Warrants has agreed that such Warrants shall terminate immediately prior to the Closing.

1.10.        Escrow.

(a)           On the Closing Date, Brooktrout shall deposit with the Escrow Agent $1,000,000 of the Merger Consideration for the purpose of securing the indemnification obligations of the Preferred Stockholders set forth in this Agreement.  The Escrow Agent shall hold the Escrow Fund under the Escrow Agreement pursuant to the terms thereof.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.  The amount of such deposit shall not be decreased with respect to any Dissenting Shares.

(b)           The adoption of this Agreement and the approval of the Merger by the stockholders of SnowShore shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Representative.

1.11.        Certificate of Incorporation and By-laws.

(a)           The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of Canal immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to “SnowShore Networks, Inc.” and (ii) the identity of the incorporator shall be deleted.

(b)           The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of Canal immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to “SnowShore Networks, Inc.”

1.12.        No Further Rights.  From and after the Effective Time, no SnowShore Shares shall be deemed to be outstanding, and holders of certificates formerly representing SnowShore Shares shall cease to have any rights with respect thereto except as provided herein or by law.

1.13.        Closing of Transfer Books.  At the Effective Time, the stock transfer books of SnowShore shall be closed and no transfer of SnowShore Shares shall thereafter be made.  If, after the Effective Time, certificates formerly representing SnowShore Shares are presented to Brooktrout or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.6, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

1.14.        Representative.  The Representative shall, by virtue of the Merger and the resolutions adopted by the Preferred Stockholders, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Preferred Stockholders (with full power of substitution in the premises) in connection with:

(a)           the determination of the amount of Merger Consideration pursuant to Section 1.5, including to take all such actions as are authorized in such Section, and to act with respect to such other matters as are reasonably necessary for the consummation of the transactions contemplated thereby; and

(b)           the indemnity provisions of Article VI as they relate to the Preferred Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including to act as the representative of the Preferred Stockholders to review and authorize all setoffs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Brooktrout and the Surviving Corporation any claims asserted thereunder and to authorize payments to be made with respect thereto, and to take such further actions as are authorized in this Agreement.

The Representative shall not be liable to any Preferred Stockholder, Brooktrout, the Surviving Corporation or any other person with respect to any action taken or omitted to be taken by the Representative under or in connection with this Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Representative.  The Preferred Stockholders shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the duties of the Representative hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.  Each of Brooktrout, Canal and the Surviving Corporation, and each of their respective Affiliates, shall be entitled to rely on such appointment and to treat the Representative as the duly appointed attorney-in-fact of each Preferred Stockholder.  Each Preferred Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Preferred Stockholder who receives any portion of the Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges any agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Brooktrout and Canal to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Preferred Stockholders as provided in this Section 1.14.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF SNOWSHORE

SnowShore represents and warrants to Brooktrout that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of this Article II, the phrase “to the knowledge of SnowShore” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of SnowShore, as well as any other knowledge that such executive officers would have possessed had they made reasonable inquiry of appropriate employees, financial advisors, attorneys and accountants of SnowShore with respect to the matter in question.

SnowShore may, from time to time after the date hereof but not later than two Business Days before the Closing Date, prepare and deliver to Brooktrout an updated version of the Disclosure Schedule.  In the event the Closing does not occur, the initial Disclosure Schedule shall constitute the Disclosure Schedule to be used in determining any inaccuracy in, or breach of, any representations or warranties of SnowShore.  In the event the Closing occurs, the final version of the Disclosure Schedule as of the Closing Date shall supersede the initial Disclosure Schedule and shall constitute the definitive Disclosure Schedule for all purposes of this Agreement; provided that any information contained in the final version of the Disclosure Schedule that was not disclosed in the initial version of the Disclosure Schedule and that arose prior to the date of this Agreement shall not be deemed to be included in the definitive Disclosure Schedule for purposes of Article VI.

2.1.          Organization, Qualification and Corporate Power.  SnowShore is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.  SnowShore is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of SnowShore’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a SnowShore MAE.  SnowShore has all requisite corporate power and authority to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it.  SnowShore has made available to Brooktrout complete and accurate copies of its Certificate of

Incorporation and By-laws, each as amended to date.  SnowShore is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

2.2.          Capitalization.

(a)           The authorized capital stock of SnowShore consists of (i) 47,000,000 Common Shares, of which, as of the date of this Agreement, 6,060,770 shares were issued and outstanding and 1,386,835 shares were held in the treasury of SnowShore, and (ii) 29,970,949 Preferred Shares, of which (A) 10,208,452 shares have been designated as Series A Shares, of which, as of the date of this Agreement, 10,178,452 were issued and outstanding and (B) 19,762,497 shares have been designated as Series B Shares, of which, as of the date of this Agreement, 19,714,283 were issued and outstanding.

(b)           Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of SnowShore, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible.  All of the issued and outstanding shares of capital stock of SnowShore have been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding shares of capital stock of SnowShore have been offered, issued and sold by SnowShore in compliance with all applicable federal and state securities laws.

(c)           SnowShore has no stock option plans or other stock or equity-related plans other than the SnowShore Stock Plan.  Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) the number of Common Shares issued to date under the SnowShore Stock Plan, the number of Common Shares subject to outstanding options under the SnowShore Stock Plan, and the number of Common Shares reserved for future issuance under the SnowShore Stock Plan; (ii) all holders of outstanding Options, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof.  SnowShore has provided to Brooktrout complete and accurate copies of the SnowShore Stock Plan, forms of all stock option agreements evidencing Options and all Warrants.

(d)           As of the date of this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of SnowShore is authorized or outstanding, (ii) SnowShore has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of SnowShore, (iii) SnowShore has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SnowShore.

(e)           There is no agreement, written or oral, between SnowShore and any holder of its securities, or, to the best of SnowShore’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of SnowShore.

(f)            Schedule I to this Agreement accurately reflects, as of the date hereof, the holders of the Series A Shares and Series B Shares and the number of Series A Shares and Series B Shares held by each such holder.

2.3.          Authorization of Transaction.  SnowShore has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by SnowShore of this Agreement and the consummation by SnowShore of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SnowShore.  Without limiting the generality of the foregoing:

(a)           the Board of Directors of SnowShore, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of SnowShore and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, (iii) directed that this Agreement and the Merger be submitted to the stockholders of SnowShore for their adoption and (iv) approved the actions to be taken by SnowShore pursuant to Sections 1.8 and 1.9; and

(b)           the requisite number of stockholders of SnowShore subsequently have voted in favor of the adoption of this Agreement and the approval of the Merger, including the appointment and authorization of the Representative as contemplated herein.

This Agreement has been duly and validly executed and delivered by SnowShore and constitutes a valid and binding obligation of SnowShore, enforceable against SnowShore in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

2.4.          Noncontravention.  Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by SnowShore of this Agreement, nor the consummation by SnowShore of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of SnowShore, or the Articles of Organization or By-laws of the Subsidiary, (b) require on the part of SnowShore or the Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which SnowShore or the Subsidiary is a party or by which SnowShore or the Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of SnowShore or the Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation known and applicable to SnowShore, the Subsidiary or any of their respective properties or assets.

2.5.          Subsidiaries.

(a)           SnowShore does not hold stock or other ownership interests in any corporation, partnership, trust, limited liability company or other non-corporate business enterprise other than the Subsidiary.

(b)           The Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation.  The Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  The Subsidiary has all requisite power and authority to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it.  SnowShore has delivered to Brooktrout complete and accurate copies of the Articles of Organization and By-Laws of the Subsidiary.  The Subsidiary is not in default under or in violation of any provision of its Articles of Organization or By-Laws.  All of the issued and outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All of the shares of the Subsidiary are held of record by SnowShore free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which SnowShore or the Subsidiary is a party or that are binding on either of them providing for the issuance, disposition or acquisition of any capital stock of the Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary.

2.6.          Financial Statements.  SnowShore has provided to Brooktrout the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of SnowShore and the Subsidiary as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of SnowShore and the Subsidiary, provided, however, that the Financial Statements referred to in clause (c) of the definition of such term are subject to normal recurring year-end adjustments (which are not expected to be material) and do not include footnotes.  The Financial Statements referred to in clause (a) of the definition of such term have been audited by, and are the subject of an unqualified audit opinion of, Ernst & Young LLP.

2.7.          Absence of Certain Changes.  Since December 31, 2003, (a) there has occurred no event or development that, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a SnowShore MAE, and (b) neither SnowShore nor the Subsidiary has taken any action that would constitute a violation of paragraphs (a) through (m) of Section 4.3.

2.8.          Undisclosed Liabilities.  Neither SnowShore nor the Subsidiary has any liability in excess of $5,000 (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen since February 29, 2004 in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet.

2.9.          Tax Matters.

(a)           Each of SnowShore and the Subsidiary has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Neither SnowShore nor the Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only SnowShore and the Subsidiary are or were members.  Each of SnowShore and the Subsidiary has paid on a timely basis all material Taxes that were due and payable.  The unpaid Taxes of SnowShore and the Subsidiary for tax periods through February 29, 2004 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.  Neither SnowShore nor the Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included SnowShore or the Subsidiary during a prior period) other than SnowShore and the Subsidiary.  All Taxes that SnowShore or the Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.

(b)           SnowShore has made available to Brooktrout complete and accurate copies of all federal income Tax Returns of SnowShore and the Subsidiary since inception and all examination reports and statements of deficiencies assessed against or agreed to by SnowShore or the Subsidiary.  The federal income Tax Returns of the Company and the Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule.  No examination or audit of any Tax Return of SnowShore or the Subsidiary by any Taxing Authority is currently in progress or, to the knowledge of SnowShore, threatened or contemplated.  Neither SnowShore nor the Subsidiary has been informed by any jurisdiction that the jurisdiction believes that SnowShore or Subsidiary was required to file any Tax Return that was not filed.  Neither SnowShore nor the Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)           Neither SnowShore nor the Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of SnowShore or the Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than SnowShore and the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)           None of the assets of SnowShore or the Subsidiary: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)           Neither SnowShore nor the Subsidiary has (i) undergone a change in its method of accounting resulting in any current adjustment to its taxable income pursuant to Section 481 of the Code that is required to be taken into account by SnowShore or the Subsidiary in any period ending after the Closing Date or (ii) participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or any transaction subject to comparable provisions of state law; provided, however, that the representations and warranties made in subsection (ii) herein are being made as of the Closing only.

2.10.        Assets.

(a)           SnowShore or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by SnowShore or the Subsidiary, free and clear of all Security Interests other than liens for taxes and assessments not yet due.  Each of SnowShore and the Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)           Each item of equipment, motor vehicle and other asset that SnowShore or the Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of SnowShore or the Subsidiary to such lessor or owner will have been discharged in full.

(c)           All inventory of SnowShore and the Subsidiary, whether or not reflected on the Most Recent Balance Sheet, is available to SnowShore and consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet.  All inventories not written-off, including evaluation inventories, have been priced at the lower of cost or market in accordance with GAAP and are saleable.  The quantities of each type of inventory of SnowShore and the Subsidiary are saleable within 120 days.  All evaluation inventories reflected in the Most Recent Balance Sheet are reflected at the lower of cost or market in accordance with GAAP and are saleable.

2.11.        Owned Real Property.  Neither SnowShore nor the Subsidiary owns any real property.

2.12.        Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder.  SnowShore has delivered to Brooktrout complete and accurate copies of each Lease.  The Lease with respect to 285 Billerica Road, Chelmsford, Massachusetts, as amended as of the date hereof and the Closing Date (the “Chelmsford Lease”), terminates as of March 31, 2004.  With respect to each Lease:

(a)           such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)           such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither SnowShore nor the Subsidiary nor, to the knowledge of SnowShore, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of SnowShore, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by SnowShore or the Subsidiary or, to the knowledge of SnowShore, any other party under such Lease;

(d)           there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)           neither SnowShore nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)            to the knowledge of SnowShore, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)           SnowShore is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease that would reasonably be expected to materially impair the current uses or the occupancy by SnowShore or the Subsidiary of the property subject thereto.

2.13.        Intellectual Property.

(a)           Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of SnowShore or the Subsidiary and (ii) each Customer Deliverable of SnowShore or the Subsidiary.

(b)           Each of SnowShore and the Subsidiary owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems.  Each item of SnowShore Intellectual Property will be owned or available for use by the Surviving Corporation or the Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  SnowShore or the Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of SnowShore Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses.  No other person or entity has any rights to any of the SnowShore Intellectual Property owned by SnowShore or the Subsidiary (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the knowledge of SnowShore, no other person or entity is infringing, violating or misappropriating any of the SnowShore Intellectual Property.

(c)           To the knowledge of SnowShore, none of the Customer Deliverables, or the marketing, distribution, provision or use for purposes expressed by SnowShore to its customers and Brooktrout as the intended use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  To the knowledge of SnowShore, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by SnowShore or the Subsidiary alleging any such infringement, violation or misappropriation; and SnowShore has provided to Brooktrout complete and accurate copies of all written documentation in the possession of SnowShore or the Subsidiary relating to any such complaint, claim, notice or threat.  SnowShore has provided to Brooktrout complete and accurate copies of all written documentation in SnowShore’s possession relating to claims or disputes known to SnowShore concerning any SnowShore Intellectual Property.

(d)           Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which SnowShore or the Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any SnowShore Intellectual Property.  Neither SnowShore nor the Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e)           Section 2.13(e) of the Disclosure Schedule identifies each item of SnowShore Intellectual Property that is owned by a party other than SnowShore or the Subsidiary, and the license or agreement pursuant to which SnowShore or the Subsidiary uses it (excluding off-the-shelf software programs licensed by SnowShore pursuant to “shrink wrap” licenses).

(f)            Neither SnowShore nor the Subsidiary has disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, and SnowShore has taken reasonable measures to prevent disclosure of such source code.

(g)           All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of SnowShore or the Subsidiary within the scope of their employment by SnowShore or the Subsidiary or by independent contractors of SnowShore or the Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to SnowShore or the Subsidiary.  No portion of such copyrightable materials was jointly developed with any third party.

(h)           The Customer Deliverables are free from material defects and programming errors and conform in all material respects to the written documentation and specifications therefor.

2.14.        Contracts.

(a)           Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which SnowShore or the Subsidiary is a party as of the date of this Agreement:

(i)            any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than six months;

(ii)           any agreement (or group of related agreements) for the purchase of products or for the receipt of services (A) that calls for performance over a period of more than one year, (B) that involves more than the sum of $10,000, or (C) in which SnowShore or the Subsidiary has agreed to purchase a minimum quantity of goods or services or to purchase goods or services exclusively from a certain party;

(iii)          any agreement (or group of related agreements) for the sale of products or for the furnishing of services (A) that calls for performance over a period extending beyond three months after the Closing Date, (B) that involves more than the sum of $10,000, or (C) in which SnowShore or the Subsidiary has granted manufacturing rights, “most favored nation” or “most favored customer” pricing provisions, or marketing or distribution rights relating to any products or territory or has agreed to sell a minimum quantity of goods or services or to sell goods or services exclusively to a certain party;

(iv)          any outstanding credits associated with earlier sales or licensings of SnowShore’s Riptide product;

(v)           any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(vi)          any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vii)         any agreement for the disposition of any significant portion of the assets or business of SnowShore or the Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(viii)        any agreement concerning confidentiality or noncompetition;

(ix)           any employment or consulting agreement, other than a consulting agreement to be entered into at or prior to the Closing by Brooktrout and SnowShore with Joel A. Hughes and a transition services agreement to be entered into at or prior to the Closing by Brooktrout and SnowShore with Martha Groves;

(x)            any agreement involving any current or former officer, director or stockholder of SnowShore or an Affiliate thereof;

(xi)           any agreement under which the consequences of a default or termination would reasonably be expected to have a SnowShore MAE;

(xii)          any agreement that contains any provisions requiring SnowShore or the Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xiii)         any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

(b)           SnowShore has made available to Brooktrout a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the material terms thereof as in effect immediately prior to the Closing; and (iii) neither SnowShore nor the Subsidiary nor, to the knowledge of SnowShore, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of SnowShore, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by SnowShore or the Subsidiary of any material provision or, to the knowledge of SnowShore, any other party under such agreement, including any pricing provision.

2.15.        Accounts Receivable.  All accounts receivable of SnowShore and the Subsidiary reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims known to SnowShore and are current and collectible, net of the applicable reserve for bad debts and returns on the Most Recent Balance Sheet.  A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule.  All accounts receivable of SnowShore and the Subsidiary that have arisen since February 29, 2004 are valid receivables subject to no setoffs or counterclaims known to SnowShore and are collectible, net of a reserve for bad debts and returns in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

2.16.        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of SnowShore or the Subsidiary.

2.17.        Insurance.  Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which SnowShore or the Subsidiary is a party, all of which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of SnowShore and the Subsidiary.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither SnowShore nor the Subsidiary may be liable for retroactive premiums or similar payments, and SnowShore and the Subsidiary are otherwise in compliance in all material respects with the terms of such policies.  SnowShore has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.18.        Litigation.  There is no Legal Proceeding that is pending or has been threatened in writing against SnowShore or the Subsidiary.  There are no judgments, orders or decrees outstanding against SnowShore or the Subsidiary.

2.19.        Warranties.  No product or service manufactured, sold, leased, licensed or delivered by SnowShore or the Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or license of SnowShore or the Subsidiary, which are set forth in Section 2.19 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which neither SnowShore nor the Subsidiary has any liability.  The Closing Balance Sheet shall include, in accordance with GAAP, a reserve account with respect to SnowShore’s potential obligations under guaranty, warranty, right of return and indemnity provisions.

2.20.        Employees.

(a)           Section 2.20 of the Disclosure Schedule contains a list of all employees of SnowShore and the Subsidiary, along with the position, citizenship and annual rate of compensation of each such person.  Each current or past employee of SnowShore or the Subsidiary has entered into SnowShore’s standard form of Employee Non-Competition, Non-Disclosure and Developments Agreement, a copy of which has previously been made available to Brooktrout.  Section 2.20 of the Disclosure Schedule identifies those employees of SnowShore and the Subsidiary who are a party to a non-competition agreement with SnowShore or the Subsidiary, other than SnowShore’s standard form of Employee Non-Competition, Non-Disclosure and Developments Agreement; copies of such agreements have previously been made available to Brooktrout.  All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the material terms thereof as in effect immediately prior to the Closing.  To the knowledge of SnowShore, no key employee or group of employees has any plans to terminate employment with SnowShore or the Subsidiary.

(b)           Neither SnowShore nor the Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  SnowShore has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of SnowShore or the Subsidiary.

2.21.        Employee Benefits.

(a)           Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all SnowShore Plans.  Complete and accurate copies of (i) all SnowShore Plans that have been reduced to writing, (ii) written summaries of all unwritten SnowShore Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the years ended December 31, 2000, 2001 and 2002 for each SnowShore Plan, have been delivered to Brooktrout.

(b)           Each SnowShore Plan has been administered in all material respects in accordance with its terms and each of SnowShore, the Subsidiary and the ERISA Affiliates has in all material respects met its obligations with respect to each SnowShore Plan and has made all required contributions thereto.  SnowShore, the Subsidiary, each ERISA Affiliate and each SnowShore Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each SnowShore Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.  No SnowShore Plan has assets that include securities issued by SnowShore or any ERISA Affiliate.

(c)           There are no Legal Proceedings (except claims for benefits payable in the normal operation of SnowShore Plans and proceedings with respect to qualified domestic relations orders) against or involving any SnowShore Plan or asserting any rights or claims to benefits under any SnowShore Plan that could give rise to any material liability.

(d)           All SnowShore Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such SnowShore Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such SnowShore Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each SnowShore Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and, with any necessary correction having been made, satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)           Neither SnowShore, the Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)            At no time has SnowShore, the Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           There are no unfunded obligations under any SnowShore Plan providing benefits after termination of employment to any employee of SnowShore or the Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each SnowShore Plan that is funded are reported at their fair market value on the books and records of such SnowShore Plan.

(h)           No act or omission has occurred and no condition exists with respect to any SnowShore Plan that would subject SnowShore, the Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any SnowShore Plan.

(i)            No SnowShore Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)            Each SnowShore Plan is amendable and terminable unilaterally by SnowShore at any time without liability or expense to SnowShore or such SnowShore Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no SnowShore Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits SnowShore from amending or terminating any such SnowShore Plan.

(k)           Section 2.21(k) of the Disclosure Schedule discloses each:

(i)            agreement with any current or former stockholder, director, executive officer or other employee of SnowShore or the Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving SnowShore or the Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such current or former director, executive officer or employee (whether such benefits were the result of a reduction-in-force or otherwise);

(ii)           agreement, plan or arrangement under which any person may receive payments from SnowShore or the Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and

(iii)          agreement or plan binding SnowShore or the Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or SnowShore Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, in each case other than as contemplated by Section 1.8.

(l)            Section 2.21(l) of the Disclosure Schedule sets forth the policy of SnowShore and the Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date hereof.

2.22.        Environmental Matters.

(a)           Each of SnowShore and the Subsidiary has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a SnowShore MAE.  There is no pending or, to the knowledge of SnowShore, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving SnowShore or the Subsidiary.

(b)           Neither SnowShore nor the Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)           Neither SnowShore nor the Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between SnowShore and any Governmental

Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)           Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by SnowShore or the Subsidiary (whether conducted by or on behalf of SnowShore or the Subsidiary or a third party, and whether done at the initiative of SnowShore or the Subsidiary or directed by a Governmental Entity or other third party) that SnowShore has possession of or access to.  A complete and accurate copy of each such document has been provided to Brooktrout.

(e)           SnowShore is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by SnowShore or the Subsidiary.

2.23.        Legal Compliance.  Each of SnowShore and the Subsidiary is currently conducting, and have at all times since inception conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a SnowShore MAE.  Neither SnowShore nor the Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.24.        Customers and Suppliers.  Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than five percent of the consolidated revenues of SnowShore during the last full fiscal year or the interim period through February 29, 2004 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to SnowShore or the Subsidiary.  No such customer or supplier has indicated in writing within the past year that it will stop buying products or supplying products, as applicable, to SnowShore or the Subsidiary.  No unfilled customer order or commitment obligating SnowShore or the Subsidiary to process, manufacture or deliver products or perform services will result in a loss to SnowShore or the Subsidiary upon completion of performance.  No purchase or sale order or commitment of SnowShore or the Subsidiary entered into since January 1, 2004 was in excess of normal requirements at the time of delivery thereof, nor were prices provided therein different from then-current market prices for the products or services provided thereunder.  SnowShore has not offered to any third party a price for any Customer Deliverables that, if accepted by such third party, would result in a lower price payable by any other third party for any Customer Deliverables.  All credits described in Section 2.14(a)(iv) either have been used or have been terminated by agreement between SnowShore and the credit holder.

2.25.        Permits.  Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by SnowShore or the Subsidiary.  Such listed Permits are the only Permits that are required for SnowShore and the Subsidiary to conduct their respective businesses as presently conducted or as presently proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a SnowShore MAE.  Each such Permit is in full force and effect; SnowShore or the applicable Subsidiary is in compliance with the terms of each such Permit in all material respects; and, to the knowledge of SnowShore, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

2.26.        Certain Business Relationships With Affiliates.  No Affiliate of SnowShore or of the Subsidiary (a) owns any property or right, tangible or intangible, that is used in the business of SnowShore or the Subsidiary, (b) has any claim or cause of action against SnowShore or the Subsidiary, or (c) owes any money to, or is owed any money by, SnowShore or the Subsidiary.  Section 2.26 of the Disclosure Schedule describes any transactions or relationships between SnowShore or the Subsidiary and any Affiliate thereof that occurred or have existed since the beginning of the time period covered by the Financial Statements, other than any transactions or relationships that are disclosed elsewhere in this Agreement or the Disclosure Schedule.

2.27.        Brokers’ Fees.  Neither SnowShore nor the Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28.        Books and Records.  The minute books and other similar records of SnowShore and the Subsidiary contain records, which are complete and accurate in all material respects, of all actions taken at any meetings of SnowShore’s or the Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of SnowShore and the Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of SnowShore or the Subsidiary and have been maintained in accordance with good business and bookkeeping practices.  Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of SnowShore and the Subsidiary and the names of persons having signature authority with respect thereto or access thereto.

2.29.        Forward-Looking Information.  Each of (a) the business plan delivered by SnowShore to Brooktrout on January 8, 2004, (b) the 2004 sales forecast delivered by SnowShore to Brooktrout on January 22, 2004, (c) the projected balance sheet for March 31, 2004 delivered by SnowShore to Brooktrout on January 13, 2004 and (d) the cash forecast delivered by SnowShore to Brooktrout on February 13, 2004 was prepared by SnowShore in good faith and represents SnowShore management’s good faith estimates of the future performance of SnowShore for the periods referred to therein.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES
OF BROOKTROUT AND CANAL

Each of Brooktrout and Canal represents and warrants to SnowShore that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1.          Organization and Corporate Power.  Each of Brooktrout and Canal is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Brooktrout has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2.          Authorization of Transaction.  Each of Brooktrout and Canal has all requisite power and authority to execute and deliver this Agreement and (in the case of Brooktrout) the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Brooktrout and Canal of this Agreement and (in the case of Brooktrout) the Escrow Agreement and the consummation by Brooktrout and Canal of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Brooktrout and Canal, respectively.  This Agreement has been duly and validly executed and delivered by Brooktrout and Canal and, assuming the valid execution and delivery by SnowShore, constitutes a valid and binding obligation of Brooktrout and Canal, enforceable against them in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.  The Escrow Agreement has been duly and validly executed and delivered by Brooktrout and, assuming the valid execution and delivery by the counterparties thereto, is a valid and binding obligation of Brooktrout, enforceable against Brooktrout in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles.

3.3.          Noncontravention.  Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by Brooktrout or Canal of this Agreement or (in the case of Brooktrout) the Escrow Agreement, nor the consummation by Brooktrout or Canal of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Organization or By-laws of Brooktrout or the Certificate of Incorporation or By-laws of Canal, (b) require on the part of Brooktrout or Canal any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Brooktrout or Canal is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation that would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation known and applicable to Brooktrout or Canal or any of their properties or assets.

ARTICLE IV.  COVENANTS

4.1.          Closing Efforts.  Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2.          Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)           SnowShore shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

4.3.          Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, SnowShore shall (and shall cause the Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Closing, SnowShore shall not (and shall cause the Subsidiary not to), without the written consent of Brooktrout:

(a)           except as contemplated by Sections 1.8 and 1.9, (i) issue or sell any stock or other securities of SnowShore or the Subsidiary or any options, warrants or rights to acquire any such stock or other securities, except pursuant to the conversion or exercise of Preferred Shares, Options or Warrants outstanding on the date hereof, (ii) amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or (iii) repurchase or redeem any stock or other securities of SnowShore, except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to SnowShore;

(b)           split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           create, incur or assume any indebtedness (including obligations in respect of capital leases) other than indebtedness entered into in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) (except for severance agreements entered into with employees in connection with the reduction in force contemplated by Section 4.9, which agreements shall be in the forms provided to Brooktrout prior to the date hereof or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)           acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of the Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)            mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability, other than the GATX Obligations and other than in the Ordinary Course of Business;

(h)           amend its charter, by-laws or other organizational documents;

(i)            change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j)            enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default in any material respect under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, 2.13 or 2.14 of the Disclosure Schedule;

(k)           make or commit to make any capital expenditure in excess of $5,000 per item or $10,000 in the aggregate;

(l)            institute or settle any Legal Proceeding; or

(m)          agree in writing or otherwise to take any of the foregoing actions.

4.4.          Access to Information.  SnowShore shall (and shall cause the Subsidiary to) permit representatives of Brooktrout to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of SnowShore and the Subsidiary) to all premises, properties, financial, tax and accounting records (including the work papers of SnowShore’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to SnowShore and the Subsidiary.

4.5.          Exclusivity.

(a)           SnowShore shall not, and SnowShore shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Brooktrout) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving SnowShore, any division of SnowShore or the Subsidiary, (ii) furnish any non-public information concerning the business, properties or assets of SnowShore, any division of SnowShore or the Subsidiary to any party (other than Brooktrout) or (iii) engage in discussions or negotiations with any party (other than Brooktrout) concerning any such transaction.

(b)           SnowShore shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that SnowShore is terminating such discussions or negotiations.  If SnowShore receives any inquiry, proposal or offer of the nature described in paragraph (a) above, SnowShore shall, within one Business Day after such receipt, notify Brooktrout of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.6.          Expenses.  Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including financial advisory, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.7.          Indemnification.

(a)           Brooktrout shall not, for a period of three years after the Closing (or for such shorter period as the Surviving Corporation shall continue in existence), take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of SnowShore for the benefit of any individual who served as a director or officer of

SnowShore at any time prior to the Closing, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b)           Brooktrout agrees that SnowShore may purchase a “tail” coverage rider under its existing directors’ and officers’ liability insurance policy under which insurance for acts covered by such policy is extended for up to a period of three years after the Closing Date.

4.8.          Release from Personal Guaranty.  Brooktrout shall, and shall cause the Surviving Corporation to, use Reasonable Best Efforts to cause Joel A. Hughes to be released as soon as reasonably practicable after the Closing from the personal guaranty Mr. Hughes provided pursuant to the Equipment Lease Agreement between SnowShore and IOS Capital dated November 2, 2000.  If such a release is not obtained, Brooktrout and the Surviving Corporation shall indemnify Mr. Hughes in respect of, and hold him harmless against, any and all expenses, costs or damages incurred or suffered by him after the Closing resulting from, relating to or with respect to any obligations arising under such personal guaranty.

4.9.          Employee Matters.  Prior to the Closing Date, SnowShore shall terminate the employment or engagement of each individual who is or was employed by SnowShore or the Subsidiary at any time during the period between the date hereof and the Closing Date, other than Joel A. Hughes, Martha Groves and the individuals listed on Schedule 2.20(c).  SnowShore shall use its Reasonable Best Efforts to obtain a full release, in a form reasonably acceptable to Brooktrout, of all claims against SnowShore or any successor entity of SnowShore from each individual whose employment was terminated in accordance with the preceding sentence, and shall have paid, or accrued for in accordance with GAAP, all compensation, benefits and other obligations relating to each such individual’s employment.

4.10.        Tax Matters.

(a)           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for any tax period ending on or before the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(b)           Brooktrout shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for SnowShore and the Subsidiary that are for periods that end on or include the Closing Date.  Brooktrout shall permit the Preferred Stockholders to review and comment on each such Tax Return described in the preceding sentence at least 15 days prior to the due date of such Tax Return, and shall make such revisions to any such Tax Return as are reasonably requested by the Preferred Stockholders.  Brooktrout shall not amend any Tax Returns of SnowShore for any period ending before the Closing Date without the prior written consent of the Preferred Stockholders, which consent shall not be unreasonably withheld.  Notwithstanding anything herein to the contrary, all Tax Returns and amendments referred to herein shall be prepared in accordance with SnowShore’s past practice and custom to the extent consistent with applicable law.

(c)           Brooktrout agrees:

(i)            to retain all books and records with respect to Tax matters pertinent to SnowShore and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Brooktrout or the Preferred Stockholders, any extensions thereof) applicable to the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority,

(ii)           to give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, shall allow the Representative to take possession of such books and records, and

(iii)          upon request, to use its best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

The Representative shall have the right to participate in any examination by any Taxing Authority that could result in any indemnification by the Preferred Stockholders under this Agreement.  Notwithstanding anything herein to the contrary, Brooktrout shall not settle any claim made for Tax by any Taxing Authority with respect to any period under which a claim for indemnification by Brooktrout will be made without the prior written consent of the Representative, which consent shall not be unreasonably withheld.

ARTICLE V.  CONDITIONS TO CONSUMMATION OF MERGER

5.1.          Conditions to Obligations of Brooktrout and Canal.  The obligation of each of Brooktrout and Canal to consummate the Merger is subject to the satisfaction (or waiver by Brooktrout) of the following conditions:

(a)           the number of Dissenting Shares shall not exceed (i) five percent of the number of outstanding Preferred Shares, on an as converted to common stock basis, as of the Effective Time or (ii) fifteen percent of the number of outstanding Common Shares as of the Effective Time;

(b)           SnowShore and the Subsidiary shall have obtained at their own expense (and shall have provided copies thereof to Brooktrout) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2(a) that are required on the part of SnowShore or the Subsidiary, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a SnowShore MAE or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           SnowShore and the Subsidiary shall have obtained at their own expense (and shall have provided copies thereof to Brooktrout) all of the waivers, consents and approvals referred to in Section 4.2(b) that are required on the part of SnowShore or the Subsidiary, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a SnowShore MAE or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, with respect to any license or other agreements pursuant to which SnowShore or the Subsidiary uses any SnowShore Intellectual Property that is owned by a party other than SnowShore or the Subsidiary, in lieu of obtaining any waiver, consent and approval referred to in Section 4.2(b), Brooktrout and SnowShore instead may agree upon terms under which alternative intellectual property or technology is licensed to SnowShore and covers, is incorporated in, underlies or is used in SnowShore’s Customer Deliverables (to the level of internal validation;

(d)           the representations and warranties of SnowShore set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of SnowShore set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of SnowShore set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(e)           SnowShore shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(f)            no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a SnowShore MAE, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g)           SnowShore shall have delivered to Brooktrout and Canal the SnowShore Certificate;

(h)           with respect to any SnowShore Intellectual Property that is owned by a party other than SnowShore or the Subsidiary and that SnowShore will no longer have the right to use after the Closing Date (other than as a result of termination of a license of such SnowShore Intellectual Property upon the scheduled termination date thereunder), SnowShore shall have secured, pursuant to a written license agreement with a third party or through internal development, replacement technology or intellectual property that, to the reasonable satisfaction of Brooktrout, provides at least the same functionality as SnowShore has experienced historically using the SnowShore Intellectual Property being replaced;

(i)            Brooktrout shall have received copies of the resignations, effective as of the Closing, of each director and officer of SnowShore and the Subsidiary (other than any such resignations that Brooktrout designates, by written notice to SnowShore, as unnecessary);

(j)            Brooktrout shall have received from counsel to SnowShore an opinion in substantially the form attached hereto as Exhibit A, addressed to Brooktrout and dated as of the Closing Date;

(k)           Brooktrout shall have received such other certificates and instruments (including certificates of good standing of SnowShore and the Subsidiary in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(l)            each individual listed on Schedule II to this Agreement shall have executed an employment offer letter with Brooktrout and SnowShore, effective as of the Closing Date, relating to the employment of such individual by the Surviving Corporation after the Merger, which shall be in full force and effect in accordance with its terms; and no such individual shall have indicated to Brooktrout or SnowShore any intention not to continue his or her employment with SnowShore following the Closing;

(m)          Joel A. Hughes shall have entered into a consulting agreement with Brooktrout and SnowShore, effective as of the Closing Date, relating to his engagement by the Surviving Corporation after the Merger, which agreement shall be in full force and effect in accordance with its terms;

(n)           Martha Groves shall have entered into a transition services agreement with Brooktrout and SnowShore, effective as of the Closing Date, relating to her engagement by the Surviving Corporation after the Merger, which agreement shall be in full force and effect in accordance with its terms

(o)           the Working Capital shall not be less than $1,750,000;

(p)           all Options and the SnowShore Stock Plan shall have been terminated in accordance with Section 1.8;

(q)           all outstanding Warrants shall have been terminated in accordance with the agreements referenced in Section 1.9;

(r)            SnowShore shall have satisfied and discharged all GATX Obligations and shall have no capitalized lease obligations or indebtedness for money borrowed;

(s)           SnowShore shall have provided to Brooktrout a notice that the SnowShore Shares are not United States real property interests, in accordance with Treasury Regulation Section 1.897-2(h)(2) and shall have provided a copy of such notice to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h)(2); and

(t)            SnowShore shall have paid, contemporaneously with and subject to the Closing, an aggregate of $1,000,000 to certain employees of SnowShore pursuant to the Bonus Plan.

5.2.          Conditions to Obligations of SnowShore.  The obligation of SnowShore to consummate the Merger is subject to the satisfaction of the following conditions:

(a)           the representations and warranties of Brooktrout and Canal set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of Brooktrout and Canal set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Brooktrout and Canal set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)           each of Brooktrout and Canal shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)           no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)           Brooktrout shall have delivered to SnowShore the Brooktrout Certificate;

(e)           SnowShore shall have received from counsel to Brooktrout and Canal an opinion in substantially the form attached hereto as Exhibit B, addressed to SnowShore and dated as of the Closing Date;

(f)            Brooktrout shall not have determined not to proceed with the Merger pursuant to the provisions of Sections 1.5(b)(iv)(C); and

(g)           SnowShore shall have received such other certificates and instruments (including certificates of good standing of Brooktrout and Canal in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI.  INDEMNIFICATION

6.1.          Indemnification by the Preferred Stockholders.  The Preferred Stockholders shall indemnify Brooktrout and the Surviving Corporation in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or Brooktrout or any Affiliate thereof resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of SnowShore contained in this Agreement or any other agreement or instrument furnished by SnowShore to Brooktrout pursuant to this Agreement;

(b)           any failure to perform any covenant or agreement of SnowShore contained in this Agreement or any agreement or instrument furnished by SnowShore to Brooktrout pursuant to this Agreement;

(c)           any failure of any Preferred Stockholder to have good, valid and marketable title to the issued and outstanding SnowShore Shares issued in the name of such Preferred Stockholder, free and clear of all Security Interests; or

(d)           any claim by a stockholder or former stockholder of SnowShore, or any other person or entity, seeking to assert, or based upon:  (i) ownership or rights to ownership of any shares of stock of SnowShore; (ii) any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of SnowShore; or (iv) any claim that his, her or its shares were wrongfully repurchased by SnowShore.

6.2.          Indemnification Claims.

(a)           An Indemnified Party shall give written notification to the Representative of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Representative shall relieve the Preferred Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Representative may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Representative may only assume control of such defense if (A) they acknowledge in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Representative may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Representative assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b)           In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Representative and shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)           Within 20 days after delivery of a Claim Notice, the Representative shall deliver to the Indemnified Party a Response, in which the Representative shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Representative and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Indemnified Party), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Indemnified Party) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Representative and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Representative and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if Representative and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 6.3(d) shall not obligate the Representative and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Representative and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts.  The Representative and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Indemnified Party (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)           If, as set forth in Section 6.2(d), the Representative and the Indemnified Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator, which arbitrator by mutual agreement of the Indemnifying Representatives and the Indemnified Party may be an accountant (the “Arbitrator”), in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)            In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)           The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)          No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)          Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)           The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.2(e), or (y) address or resolve any issue not submitted by the parties.

(vi)          In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses.  Notwithstanding the foregoing, the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be paid as follows:

(A)          the Indemnified Party shall pay a percentage of the aggregate amount of such fees, costs and expenses equal to (I) the amount of Damages awarded to the

Indemnified Party by the Arbitrator in such proceeding divided by (II) the amount of Damages sought by the Indemnified Party in such proceeding; and

(B)           the Indemnifying Party shall pay the balance of the aggregate amount of such fees, costs and expenses.

(f)            Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation that may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Representative, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Representative to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.3.          Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreement in Section 6.1(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date.  If an Indemnified Party delivers to Representative, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Representative; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Representative and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Preferred Stockholders in accordance with the terms of the Escrow Agreement.  The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation that is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.4.          Limitations.

(a)           Notwithstanding anything to the contrary herein:

(i)            the aggregate liability of the Preferred Stockholders for Damages under Section 6.1(a) shall not exceed $1,000,000 plus the amount of any interest accrued on the portion of the Escrow Fund consisting of the amounts paid by Brooktrout to the Escrow Agent at the Closing pursuant to Section 1.10(a) and any further sums paid into escrow pursuant to Section 1.7(a)(ii);

(ii)           the Preferred Stockholders shall not be liable with respect to any breach, failure or claim under Section 6.1(a) unless the Damages for such breach, failure or claim exceed $10,000;

(iii)          the Preferred Stockholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) (excluding any Damages for which they are not liable pursuant to the preceding clause (ii)) exceed $35,000, at which point the Preferred Stockholders shall become liable for such aggregate Damages, and not just amounts in excess of $35,000; and

(iv)          the Preferred Stockholders shall not be liable for Damages under Section 6.1(a) for a breach of the representation and warranty set forth in Section 2.6 to the extent (A) such breach relates to an understatement of the consolidated net loss of SnowShore for the fiscal year ended December 31, 2003 of not more than $75,000 as compared to the consolidated net loss for such fiscal year as set forth in the Financial Statements and (B) such understatement is identified and determined in connection with the audit of the Financial Statements as of and for the fiscal year ended December 31, 2003.

For purposes solely of this Article VI, all representations and warranties of SnowShore in Article II (other than Sections 2.7) shall be construed as if the term “material” and any reference to “SnowShore MAE” (and variations thereof) were omitted from such representations and warranties.

(b)           Except with respect to claims based on fraud, (i) the Escrow Agreement shall be the exclusive means for Brooktrout and the Surviving Corporation to collect any Damages for which the are entitled to indemnification under this Article VI and (ii) after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(c)           Notwithstanding anything to the contrary herein,

(d)           No Preferred Stockholder shall have any right of contribution against SnowShore or the Surviving Corporation with respect to any breach by SnowShore of any of its representations, warranties, covenants or agreements.

(e)           The Preferred Stockholders shall have a right of contribution against each other with respect to amounts actually paid pursuant to this Article VI, but such right of contribution will in no way limit or affect the rights of Brooktrout or the Surviving Corporation contained in this Agreement.

(f)            Each Preferred Stockholder’s share of any Damages shall be limited to that percentage thereof as is equal to his, her or its pro rata share of the Merger Consideration pursuant to this Agreement.

(g)           Except with respect to claims based on fraud, Brooktrout and the Surviving Corporation shall not be entitled to indemnification pursuant to this Article VI with respect to consequential damages consisting of business interruption or lost profits, or with respect to punitive damages.

(h)           Any amounts payable under this Article VI shall be calculated after giving effect to the actual recognized Tax benefit to the Indemnified Party resulting from the damage, loss, liability or expense that is the subject of the indemnity.  For purposes of this subparagraph, an actual recognized Tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid.

ARTICLE VII.  TERMINATION

7.1.          Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           Brooktrout may terminate this Agreement by giving written notice to SnowShore in the event SnowShore is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (d) or (e) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by Brooktrout to SnowShore of written notice of such breach;

(c)           SnowShore may terminate this Agreement by giving written notice to Brooktrout in the event Brooktrout or Canal is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by SnowShore to Brooktrout of written notice of such breach;

(d)           Brooktrout may terminate this Agreement by giving written notice to SnowShore if the Closing shall not have occurred on or before June 30, 2004 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by Brooktrout or Canal of any representation, warranty or covenant contained in this Agreement); or

(e)           SnowShore may terminate this Agreement by giving written notice to Brooktrout if the Closing shall not have occurred on or before June 30, 2004 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by SnowShore of any representation, warranty or covenant contained in this Agreement).

7.2.          Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

ARTICLE VIII.  DEFINITIONS

8.1.          Definitions.  For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 6.2(e).

“Bonus Plan” shall mean the SnowShore Networks, Inc. Change of Control Bonus Plan dated January 29, 2004.

“Bringdown Closing Drafts” shall have the meaning set forth in Section 1.5(b)(iii).

“Brooktrout” shall have the meaning set forth in the first paragraph of this Agreement.

“Brooktrout Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving Brooktrout or Canal) of Section 5.2 is satisfied in all respects.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in Boston, Massachusetts.

“Canal” shall have the meaning set forth in the first paragraph of this Agreement.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Chelmsford Lease” shall have the meaning set forth in Section 2.12 of this Agreement.

“Claim Notice” shall mean written notification that contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of SnowShore as of March 31, 2004, as prepared in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements for the years ended December 31, 2001 and 2002.

“Closing Date” shall mean the later of (a) April 1, 2004 and (b) the date two Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), provided that the Closing Date instead may be such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of common stock, $.001 par value per share, of SnowShore.

 “Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Deliverables” shall mean (a) the products that SnowShore or the Subsidiary (i) currently manufactures, markets, sells or licenses, (ii) has manufactured, marketed, sold or licensed since inception or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that SnowShore or the Subsidiary (i) currently provides, (ii) has provided since inception or (iii) currently plans to provide in the future.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute that are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.2(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by SnowShore to Brooktrout on the date hereof and accepted in writing by Brooktrout.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean SnowShore Shares held as of the Effective Time by a Stockholder who has not voted such SnowShore Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property that may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included SnowShore or the Subsidiary.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit C, with such changes therein as shall be requested by the Escrow Agent and mutually agreed to by Brooktrout and SnowShore.

“Escrow Agent” shall mean an entity mutually selected by Brooktrout and SnowShore to serve as escrow agent under the Escrow Agreement.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the amounts paid by Brooktrout to the Escrow Agent at the Closing pursuant to Section 1.10(a) and any further sums to be paid into escrow pursuant to Section 1.7(a)(ii).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Section 6.1(a).

“Financial Statements” shall mean:

(a)           the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of SnowShore as of, and for the years ending, December 31, 2002 and 2001;

(b)           the unaudited consolidated balance sheet and statements of income and cash flows of SnowShore as of, and for the year ending, December 31, 2003; and

(c)           the Most Recent Balance Sheet, the unaudited consolidated statements of income and cash flows for the two months ended as of February 29, 2004, and, commencing as of April 1, 2004, the Closing Balance Sheet.

“GAAP” shall mean generally accepted accounting principles, from time to time, in the United States.

“GATX Obligations” shall mean all obligations of SnowShore pursuant or relating to the Equipment Loan and Security Agreement between GATX Ventures, Inc. and SnowShore dated May 30, 2001, as amended.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean Brooktrout or the Surviving Corporation to the extent it is entitled, or seeking to assert rights, to indemnification under Article VI.

“Initial Closing Drafts” shall have the meaning set forth in Section 1.5(b)(i).

“Intellectual Property” shall mean all:

(a)           patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(d)           trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(e)           copyrights and registrations and applications for registration thereof;

(f)            mask works and registrations and applications for registration thereof;

(g)           computer software, data and documentation;

(h)           inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(i)            other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(j)            copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of SnowShore or the Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which SnowShore or the Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of Canal with and into SnowShore in accordance with the terms of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5 of this Agreement.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of SnowShore as of February 29, 2004.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Option” shall mean each option to purchase or acquire Common Shares.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean Brooktrout, Canal and SnowShore.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Preferred Shares” shall mean, collectively, the Series A Shares and the Series B Shares.

“Preferred Stockholders” shall mean the holders of record of Preferred Shares immediately prior to the Effective Time, as set forth on Schedule I hereto.

“Preliminary Closing Balance Sheet” shall mean a draft of the Closing Balance Sheet that is based upon the consolidated balance sheet of SnowShore as of no earlier than March 29, 2004 (prepared in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements for the years ended December 31, 2001 and 2002), but that reflects such adjustments as are, in the good faith judgment of SnowShore’s management, appropriate to provide an estimate of the projected consolidated financial condition of SnowShore as of the time of the Closing.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable, that are consistent with consummation of the Merger.

“Representative” shall mean Joel A. Hughes or any subsequent representative of the Preferred Stockholders (a) appointed by Mr. Hughes or by any other Representative or (b) after the death or incapacity of a Representative, elected by vote of Preferred Stockholders having a majority of the percentage interests set forth under “Percent of Merger Consideration” on Schedule I hereto.

“Response” shall mean a written response containing the information provided for in Section 6.2(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of SnowShore and not material to SnowShore.

“Series A Shares” shall mean the shares of Series A convertible preferred stock, $.001 par value per share, of SnowShore.

“Series B Shares” shall mean the shares of Series B convertible preferred stock, $.001 par value per share, of SnowShore.

“SnowShore” shall have the meaning set forth in the first paragraph of this Agreement.

“SnowShore Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving SnowShore or the Subsidiary), (h) and (l) through (t) of Section 5.1 is satisfied in all respects.

“SnowShore Intellectual Property” shall mean the Intellectual Property owned by or licensed to SnowShore or the Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“SnowShore MAE” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of SnowShore and the Subsidiary, taken as a whole, or (b) the ability of Brooktrout to operate the business of SnowShore and each of the Subsidiary immediately after the Closing consistent with the operation of such business prior to the Closing.  Notwithstanding anything to the contrary herein, “SnowShore MAE” shall not be deemed to include the impact of (i) changes in laws or interpretations thereof by Government Entities, (ii) changes in GAAP and (iii) changes in general economic conditions.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to SnowShore MAE.

“SnowShore Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by SnowShore, the Subsidiary or any ERISA Affiliate.

“SnowShore Shares” shall mean the Common Shares and the Preferred Shares together.

“SnowShore Stock Plan” shall mean the SnowShore Networks, Inc. 2000 Equity Incentive Plan, as amended to date.

“Software” shall mean any of the software owned by SnowShore or the Subsidiary.

“Stockholders” shall mean the holders of record of SnowShore Shares immediately prior to the Effective Time.

“Straddle Period” shall have the meaning set forth in Section 4.10(a).

“Subsidiary” shall mean SnowShore Networks Securities Corporation, a Massachusetts corporation and wholly owned subsidiary of SnowShore.

“Surviving Corporation” shall mean SnowShore, as the surviving corporation in the Merger.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxing Authority” shall mean any United States federal, state or local, or foreign, Governmental Entity which is responsible for the imposition or collection of Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire SnowShore Shares, provided that Options and Preferred Shares shall not be considered Warrants.

“Working Capital” shall mean the amount by which SnowShore’s current assets exceed its current liabilities, with both current assets and current liabilities being determined in accordance with GAAP, as reflected in the Closing Balance Sheet.  The term “Working Capital” shall reflect the payment of, or accrual for, all costs, expenses and liabilities of SnowShore relating to either the Merger or the other transactions contemplated by this Agreement (including any premium attributable to the purchase of a coverage rider in accordance with Section 4.7(b), regardless of the date on which any such premium is payable), provided that Working Capital shall not reflect or give effect to (a) the $1,000,000 being paid by SnowShore or the Surviving Corporation upon the Closing pursuant to the terms of the Bonus Plan, (b) any current deferred tax assets or liabilities of SnowShore, or (c) any decrease in the value of the inventory of SnowShore that will occur as a result of the Merger, to the extent the possibility of such decrease is disclosed in Schedule 2.10(c) of the Disclosure Schedule.

ARTICLE IX.
MISCELLANEOUS

9.1.          Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2.          No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning payment of the Merger Consideration and (b) the provisions of Sections 4.7(a) and 4.8 are intended for the benefit of the individuals specified therein.

9.3.          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Non-Disclosure Agreement dated January 8, 2004 between Brooktrout and SnowShore shall remain in effect in accordance with its terms.

9.4.          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that Canal may assign its rights, interests and obligations hereunder to an Affiliate of Brooktrout.

9.5.          Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.6.          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7.          Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To SnowShore:	SnowShore Networks, Inc.
285 Billerica Road
Chelmsford, Massachusetts 01824
Attn: Chief Executive Officer

With a copy to:	Morse, Barnes-Brown & Pendleton, P.C.
1601 Trapelo Road – Reservoir Place
Waltham, Massachusetts 02451
Attn: Joseph C. Marrow

To Brooktrout or Canal:	Brooktrout, Inc.
250 First Avenue
Needham, Massachusetts 02494
Attn: Vice President of Marketing and Business Development

With a copy to:	Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Mark L. Johnson

9.8.          Governing Law.  This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.9.          Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10.        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11.        Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall not be construed so as to exclude any other thing not referred to or described.

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BROOKTROUT, INC.

By:	/s/ Robert C. Leahy
Name: Robert C. Leahy
Title: Vice President

CANAL ACQUISITION CORP.

By:	/s/ Robert C. Leahy
Name: Robert C. Leahy
Title: Treasurer

SNOWSHORE NETWORKS, INC.

By:	/s/ Joel A. Hughes
Name: Joel A. Hughes
Title: President & CEO

The undersigned, being the duly elected Secretary of Canal, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of Canal entitled to vote on this Agreement.

/s/ Robert C. Leahy
Secretary

The undersigned, being the duly elected Assistant Secretary of SnowShore, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding SnowShore Shares entitled to vote on this Agreement.

/s/ Joseph C. Marrow
Assistant Secretary

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; Brooktrout, Inc. agrees to furnish supplementally a copy of such omitted schedules and/or exhibits to the Commission upon request.